Exhibit 99.01
Glu Announces Two Strategic Acquisitions of Game Developers
•	Completed acquisitions of Griptonite Games and Blammo Games

•	Significantly expands freemium game development capabilities and studio capacity
SAN FRANCISCO, Calif. – August 2, 2011 – Glu Mobile Inc. (NASDAQ:GLUU), a leading global publisher of social mobile games for smartphone and tablet devices, today announced that it has acquired two leading game developers: Griptonite Games and Blammo Games.
Griptonite Games is a leading developer of high-quality titles for handheld platforms. Based in Kirkland, WA, Griptonite employs approximately 200 people and has shipped dozens of titles on Xbox 360, Wii, DS, PSP, and iPhone platforms. Under the terms of the agreement, Glu has acquired Griptonite Games which includes its studio teams in Washington state, and will acquire integrated art and development support from Griptonite’s Hyderabad, India facility. Net cash on Griptonite’s balance sheet will support the transitional forward investment to new freemium product launches beginning in Q2 2012. The consideration for the Griptonite acquisition consists of Glu issuing a total of 6,106,015 shares of common stock.
“We are excited to be joining the Glu family of studios, and look forward to being a major contributor to Glu’s social mobile gaming momentum” stated J.C. Connors, Griptonite Studio Head.
Blammo Games recently joined Glu’s gPartners program to develop two titles – the first of which will be launching in early 2012. Based in Toronto, Canada, Blammo is run by Christopher Locke who was one of the creators as well as producer of several freemium top ten grossing iOS titles including Smurf’s Village and Zombie Café. Under the terms of the agreement, Glu will issue the Blammo shareholders 1,000,000 shares of common stock as initial consideration and will potentially issue up to 3,312,937 additional shares of common stock if Blammo meets certain net revenue milestones during the earnout periods that stretch though March 2015.
“We have enjoyed working with Glu on our gPartners titles. We believe the highly complementary expertise between Glu’s freemium action-adventure successes and Blammo’s leading freemium casual track record makes for a compelling combination,” stated Christopher Locke, CEO, Blammo Games.
“We are very pleased to have completed these acquisitions, as they represent an important step in scaling our business and executing our social mobile games strategy,” stated Niccolo de Masi, Chief Executive Officer of Glu. “The integration of these acquisitions will approximately double our studio capacity dedicated to freemium titles, as well as add proven casual, freemium DNA to our team. We look forward to the exciting contributions that the Griptonite and Blammo teams will collectively bring to our 2012 social mobile gaming pipeline.”

In connection with these two acquisitions, the Compensation Committee of Glu’s Board of Directors increased the number of shares reserved for issuance under Glu’s 2008 Equity Inducement Plan by 1,050,000 shares. Glu utilized these additional shares in order to grant stock options to 159 new non-executive employees of Griptonite and Blammo to purchase a total of 1,033,000 shares of Glu’s common stock. The stock options have a six-year term, vest on a four-year schedule (25% of the underlying shares vest on the first anniversary of the employee’s hire date and 2.083% of the underlying shares vest monthly thereafter), and have an exercise price equal to the closing price of Glu’s common stock on the NASDAQ Global Market on August 2, 2011.
Glu’s Board of Directors adopted the 2008 Equity Inducement Plan to facilitate the granting of stock options as an inducement to new employees to join Glu. In accordance with NASDAQ Marketplace Rule 5635(c)(iv), these awards were made under a stock incentive plan that has not received stockholder approval. NASDAQ rules require a public announcement of equity awards made under this type of plan.
About Glu Mobile
Glu Mobile (NASDAQ:GLUU) is a leading global publisher of Social Mobile games for smartphone and tablet devices. Glu’s unique technology platform enables its titles to be accessible to a broad audience of consumers all over the world — supporting iOS, Android, Palm, Windows Phone 7 devices and beyond. Glu is focused on bringing the best in social, freemium, cross-platform mobile gaming experiences to the mass market. Founded in 2001, Glu is headquartered in San Francisco and has major offices in Brazil, China, Russia and the UK. Glu is focused on creating compelling original IP and also partners with leading entertainment brands including Activision, Atari, Caesar’s and Fox. Consumers can find high-quality, fresh entertainment created exclusively for their mobile devices wherever they see the ‘g’ character logo or at www.glu.com. For live updates, please follow Glu via Twitter at www.twitter.com/glumobile or become a Glu fan at Facebook.com/glumobile.
GLU, GLU MOBILE and the ‘g’ character logo are trademarks of Glu Mobile Inc. Other trademarks used in this press release are the properties of their respective owners.
Cautions Regarding Forward-Looking Statements
This news release contains forward-looking statements, including those regarding the anticipated benefits to Glu of the acquisitions of Griptonite Games and Blammo Games and how they will contribute to Glu’s social mobile gaming momentum, the belief that the highly complementary expertise between Glu’s freemium action-adventure successes and Blammo’s leading freemium casual track record will make for a compelling combination, Glu’s expectation that these acquisitions will approximately double its studio capacity dedicated to freemium titles, as well as add proven casual, freemium DNA to the Glu team and the expected contributions that the Griptonite and Blammo teams will collectively bring to Glu’s 2012 social mobile gaming pipeline. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risk that Glu will be unable to successfully integrate both acquired companies and its employees and achieve expected synergies, the risk that Glu will have difficulty retaining key employees of the acquired companies; the risk that growth of smartphones and advanced networks does not grow as significantly as we anticipate or that we will be unable to capitalize on any such growth; the risk that we do not realize a sufficient return on our investment with respect to our efforts to develop social, freemium games for smartphones and advanced platforms, the risk that our development expenses for games for smartphones are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that the mobile games market, particularly with respect to social, freemium gaming, is smaller than anticipated; and other risks detailed under the caption “Risk Factors” in our Form 10-Q filed with the Securities and Exchange Commission on May 5, 2011 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.
# # #
Contacts:
Media & Investor Relations:
Seth Potter
ICR
ir@glu.com
(646) 277-1230